SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                             Never Miss A Call, Inc.
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                                (Name of Issuer)


                          Common Stock, $.001 Par Value
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                         (Title of Class of Securities)


                                    641520101
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                                 (CUSIP Number)

        January 26, 2001
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            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-(c)

          [_]  Rule 13d-1(d)

CUSIP No. 641520101                 13G                    Page 2 of 7 Pages



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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Pedro Yenidjeian

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina

CUSIP No. 641520101                 13G                    Page 3 of 7 Pages


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  NUMBER OF    5.   SOLE VOTING POWER
   SNARES         187,500

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BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY                 -0-
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON               187,500
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER
                           -0-

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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  187,500

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

                                                                          [ ]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6%

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12.  TYPE OF REPORTING PERSON*

                  IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 641520101                    13G                   Page 4 of 7 Pages


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Item 1(a).  Name of Issuer:

                  Never Miss A Call, Inc.

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Item 1(b).  Address of Issuer's Principal Executive Offices:

                  6340 NW 5th Way
                  Fort Lauderdale, FL 33309
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Item 2(a).  Name of Person Filing:

                  Pedro Yenidjeian

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Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  c/o Dubo Enterprises, Inc.
                  8000 Govenors Square Blvd., Suite 404
                  Miami Lakes, FL 33016
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Item 2(c).  Citizenship:

                  Argentina

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Item 2(d).  Title of Class of Securities:

                  Class A Common Stock, $.001 par value

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Item 2(e).  CUSIP Number:


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Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

CUSIP No. 641520101                   13G                    Page 5 of 7 Pages

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     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          187,500 shares

     (b)  Percent of class:

         6%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 187,500

          (ii)  Shared power to vote or to direct the vote        -0-          ,
                                                            --------------------

          (iii) Sole power to dispose or to direct the disposition of 187,500

CUSIP No. 641520101                 13G                    Page 6  of 7 Pages


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          (iv)  Shared power to dispose or to direct the disposition of   -0-
                                                                        --------


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Item 5.  Ownership of Five Percent or Less of a Class.



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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.



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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

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Item 8.  Identification  and  Classification  of Members of the Group.



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Item 9.  Notice of Dissolution of Group.



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Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 641520101                 13G                    Page 7  of 7 Pages




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                            4/10/2001
                                        -------------------------------
                                        (Date)



                                        /s/ Petro Yenidjeian
                                       --------------------------------
                                        (Signature)

                                        Pedro Yenidjeian
                                        (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

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